MUTUAL SELECTION FUND, INC.
811-2300
12-31-00
                                                                      FORM N-SAR

Item 77C. Matters Submitted to a Vote of Security Holders.
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         (a) A special meeting of the shareholders of Mutual Selection Fund,
Inc. was held on November 15, 2000. Registrant did not solicit proxies for this meeting.

         (b) This meeting did not involve the election of Directors.

         (c) At this meeting the shareholders voted upon these two matters.

1. Agreement and Plan of Reorganization. The shareholders adopted this resolution by unanimous vote (4,656,385.288 shares voted affirmatively; no negative vote):

         RESOLVED, that the shareholders of Mutual Selection Fund, Inc. approve the Agreement and Plan of Reorganization (the "Plan") by and between Mutual Selection Fund, Inc. (the "Corporation"), an Iowa corporation, and Pearl Mutual Funds (the "Trust"), a Massachusetts business trust, on behalf of its series designated Pearl Total Return Fund ("Total Return Fund"), providing for the tax-free reorganization of the Corporation that will be effected in this manner.

         1. The Corporation will transfer all of its assets to Total Return Fund, as a series of the Trust, in exchange for which Total Return Fund will assume all of the liabilities of the Corporation and issue to the Corporation an equal number of shares (including fractional shares) of equal value of Total Return Fund.

         2.  As the sole shareholder of Total Return Fund, the Corporation will:

             a. Approve a proposed new investment Management Agreement between the Trust and Mutual Selection Management Company (renamed Pearl Management Company);

             b.  Ratify the election of the Trustees of the Trust; and

             c. Ratify the selection of Deloitte & Touche LLP as the Trust's auditors.

         3. The Corporation will distribute the shares of Total Return Fund to its shareholders.

         4.  The Corporation will subsequently be dissolved.

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FURTHER RESOLVED, that the appropriate Officers of the Corporation are authorized to execute and deliver the Plan and such other instruments, certificates, and other documents and to perform such other acts as they determine, with the advice of counsel, to be necessary or desirable to carry out the transactions contemplated in the Plan, and to take any and all other actions made necessary or appropriate by such transactions.

2. Pearl Total Return Fund; Investment Objective and Fundamental Investment Restrictions. The shareholders adopted this resolution by unanimous vote (4,656,385.288 shares voted affirmatively; no negative vote):

         RESOLVED, that the investment objective and fundamental investment restrictions of Pearl Total Return Fund as set forth below are approved and adopted, effective as of the consummation of the reorganization pursuant to the Agreement and Plan of Reorganization (the "Plan") by and between Mutual Selection Fund, Inc., an Iowa corporation, and Pearl Mutual Funds, a Massachusetts business trust, on behalf of its series designated Pearl Total Return Fund:

         The investment objective of Pearl Total Return Fund is long-term total return.

         Pearl Total Return Fund shall not:

         1. With respect to 75% of its total assets, invest more than 5% (valued at time of investment) in securities of any one issuer, except in U.S. government securities and securities of other investment companies.

         2. Invest more than 25% of its total assets (valued at time of investment) in securities of any one investment company. However, this restriction does not apply when the Fund reinvests dividends and distributions from an investment company in shares of that investment company.

         3. Purchase and sell real estate or interests in real estate, although it may invest in marketable securities of enterprises, including real estate investment trusts, which invest in real estate or interests in real estate.

         4.  Make loans.

         5.  Sell securities short or maintain a short position.

         6.  Invest in puts, calls, straddles, spreads, or combinations thereof.

         7.  Purchase and sell commodities or commodity contracts.

         8.  Underwrite the distribution of securities of other issuers.

         9. Issue any senior security except to the extent permitted under the Investment Company Act of 1940.

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         10. Borrow money except (a) from banks for temporary or emergency purposes in amounts not exceeding 33% of the value of the Fund's assets at the time of borrowing, and (b) for temporary purposes in an amount not exceeding 5% of the value of the Fund's total assets at the time of the borrowing.

         11. Invest in issuers for the purpose of management or the exercise of control.

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